Exhibit 5.1

Wenger Vieli Ltd. Dufourstrasse 56 P.O. Box 8034 Zurich Andreas Hünerwadel * Dr. iur. | LL.M. | Attorney at law Partner +41 58 958 55 11 a.huenerwadel@ wengervieli.ch

NLS Pharmaceutics Ltd The Circle 6 8058 Zurich Switzerland	Pascal Honold * lic. iur. | LL.M. | Attorney at law Partner +41 58 958 55 44 p.honold@ wengervieli.ch CHE-100.791.342 MWST

AHN / PHO

NLS Pharmaceutics Ltd – Registration Statement on Form F-3	January 13, 2023

Ladies and Gentlemen,

We have acted as special Swiss counsel to NLS Pharmaceutics Ltd, a stock corporation incorporated under the laws of Switzerland (the “Company”), in connection with the filing of a Registration Statement on Form F-3 filed on or around the date hereof (the “Registration Statement”), including the prospectus set forth therein, with the United States Securities and Exchange Commission (the “SEC”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”), the resale from time to time by the Selling Shareholders (as defined in the Registration Statement) of up to i) 5’747’126 common shares of the Company, par value CHF 0.02 per share (the “Common Shares”), and (ii) pre-funded warrants to purchase up to 5’747’127 common shares of the Company, par value of CHF 0.02 per share, issued or issuable pursuant to the terms of a securities purchase agreement dated 6 December 2022 between the Company and the Selling Shareholders (the “Pre-Funded Warrant Shares”).

As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

I.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

*	Registered in the Bar Register of the Canton of Zurich

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined hereafter), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only reviewed originals or copies of the following documents (collectively the “Documents”):

1.	an electronic copy of the notarized resolutions of the extraordinary shareholders’ meeting of the Company dated 27 October 2022 regarding the increase of authorized and conditional share capital;

2.	an electronic copy of the certified excerpt from the commercial registry of the Canton of Zurich in respect of the Company dated 28 October 2022;

3.	an electronic copy of the excerpt of the electronic publication in the SHAB (Swiss Official Gazette of Commerce) in respect of the Company dated 1 November 2022;

4.	an electronic copy of the articles of association of the Company dated 27 October 2022 as filed with the Commercial Register of the Canton of Zurich (the “Articles 1”);

5.	an electronic copy of the resolutions of the Company’s board of directors dated 9 December 2022 regarding the issuance of 3’078’950 common shares by means of an authorized capital increase;

6.	an electronic copy of the notarized resolutions of the Company’s board of directors dated 9 December 2022 regarding the implementation of the authorized capital increase (Feststellungsbeschluss) for the issuance of 3’078’950 common shares and the corresponding amendments to the Articles 1;

7.	an electronic copy of the certified excerpt from the commercial registry of the Canton of Zurich regarding the Company dated 12 December 2022;

8.	a certified copy of the articles of association of the Company in their version dated 9 December 2022, certified as of 9 December 2022;

9.	an electronic copy of the excerpt of the electronic publication in the SHAB (the Official Gazette of Commerce) in respect of the Company dated 14 December 2022;

No documents, other than the Documents, have been reviewed by us in connection with this opinion. Accordingly, we shall limit to our opinion to the Documents and their legal implications under Swiss law.

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II.	Assumptions

In rendering the opinion below, we assumed:

a)	no laws (other than those of Switzerland) affect any of the conclusions stated in this opinion;

b)	the genuineness of all signatures;

c)	the completeness of and conformity to the originals of all Documents submitted to us as copies; and

d)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	The Common Shares are validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Common Shares).

b)	The Pre-Funded Warrant Shares issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Pre-Funded Warrant Shares) if the following conditions have been met:

i.	the shareholders’ meeting of the Company will have duly resolved the increase in ordinary share capital in such amount to cover the Pre-Funded Warrant Shares to be issued by means of an ordinary share capital increase (ordentliche Aktienkapitalerhöhung);

ii.	the board of directors of the Company will have in respect of the Pre-Funded Warrant Shares, validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Pre-Funded Warrant Shares; and

iii.	prior to the issuance of any Pre-Funded Warrant Shares, (a) the board of directors of the Company will have duly authorized the issuance and sale of such Pre-Funded Warrant Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the ordinary capital increase (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Pre-Funded Warrant Shares, and (b) the Pre-Funded Warrant Shares are fully paid-in as to their nominal value on a bank account of a Swiss licensed bank in Switzerland, and (c) the corresponding share capital increase in connection with such Pre-Funded Warrant Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce).

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c)	The Pre-Funded Warrant Shares issued from authorized share capital (genehmigtes Aktienkapital), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Pre-Funded Warrant Shares) if the following conditions have been met:

i.	the shareholders’ meeting of the Company will have duly resolved the increase authorized share capital (genehmigtes Aktienkapital) in such amount to cover the Pre-Funded Warrant Shares to be issued from authorized share capital (genehmigtes Aktienkapital) within the limits of Swiss corporate law and the corresponding amendments to the Company’s articles of association have been filed with the Commercial Register of the Canton of Zurich (or such other competent commercial register);

ii.	the board of directors of the Company will have in respect of the Pre-Funded Warrant Shares, validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Pre-Funded Warrant Shares; and

iii.	prior to the issuance of any Pre-Funded Warrant Shares, (a) the board of directors of the Company will have duly authorized the issuance and sale of such Pre-Funded Warrant Shares (in particular a resolution of the Company’s board of directors regarding the implementation of the authorized capital increase (Feststellungsbeschluss) was validly made) and such authorization will not have been amended and will be in full force and effect until the issuance of all Pre-Funded Warrant Shares, and (b) the Pre-Funded Warrant Shares are fully paid-in as to their nominal value on a bank account of a Swiss licensed bank in Switzerland, and (c) the corresponding share capital increase in connection with such Pre-Funded Warrant Shares has been registered into the Commercial Register of the Canton of Zurich (or such other competent commercial register) and published in the SHAB (Swiss Official Gazette of Commerce);

d)	The Pre-Funded Warrant Shares issued from conditional share capital (bedingtes Aktienkapital), will be validly issued, fully paid-in (up to their nominal amount) and non-assessable (which term means when used herein that no further contributions have to be made by the holders of the Pre-Funded Warrant Shares) if the following conditions have been met:

i.	the shareholders’ meeting of the Company will have duly resolved the increase in conditional (bedingtes Aktienkapital) in such amount to cover the Pre-Funded Warrant Shares to be issued from conditional (bedingtes Aktienkapital) within the limits of Swiss corporate law and the corresponding amendments to the Company’s articles of association have been filed with the Commercial Register of the Canton of Zurich (or such other competent commercial register);

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ii.	the board of directors of the Company will have in respect of the Pre-Funded Warrant Shares, validly excluded the pre-emptive rights of the existing shareholders for purposes of offering and selling the Pre-Funded Warrant Shares; and

iii.	prior to the issuance of any Pre-Funded Warrant Shares, (a) the exercise notice(s) to subscribe for such Pre-Funded Warrant Shares will have been validly issued and properly delivered to the Company, and (b) such Pre-Funded Warrant Shares will be fully paid-in on a bank account of a Swiss licensed bank in Switzerland as to their exercise price of at least nominal value.

IV.	Qualifications

This opinion is subject to the following qualifications:

a)	This opinion is limited to matters of Swiss law as in force on the date hereof and as applied and construed by the courts of Switzerland.

b)	We express no opinion as to any commercial, calculating, auditing or other non-legal matters. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original Swiss language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any dispute arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of Zurich 1, Switzerland.

This opinion is given as of the date hereof. We have no responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

Wenger Vieli Ltd.

/s/ Dr. Andreas Hünerwadel	/s/ Pascal Honold

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